Exhibit 99.1

CONSENT

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the use of my name and biographical details in the Registration Statement on Form S-1 (File No. 333-141174) of BWAY Holding Company as well as in all amendments to such Registration Statement.

May 18, 2007

/s/ Earl L. Mason
Earl L. Mason